UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  March 3, 2009

VOLCAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-141505	98-0554790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 34, 50 Bridge Street, Sydney, Australia	2000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +61-2-8216-0777

(Former name or former address, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.

Unregistered Sales of Equity Securities.

On March 3, 2009, Volcan Holdings, Inc. (the “Company”) entered into a subscription agreement with Eliezer Labkowsky pursuant to which the Company sold Mr. Labkowsky (i) 31,429 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) a five-year warrant to purchase 31,429 shares of Common Stock at an exercise price of $1.00 per share in exchange for aggregate gross proceeds of $11,000.

On March 3, 2009, the Company entered into a subscription agreement with Schneur Z. Schapiro pursuant to which the Company sold Mr. Schapiro (i) 35,714 shares of Common Stock and (ii) a five-year warrants to purchase 35,714 shares of Common Stock at an exercise price of $1.00 per share in exchange for aggregate gross proceeds of $12,500.

The shares of Common Stock and warrants sold to each of Messrs. Labkowsky and Schapiro (together, the “Subscribers,” and each individually, a “Subscriber”) were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. Each of the Subscribers was an “accredited investors” as such term is defined in Regulation D under the Securities Act.

Subscription Agreement

The form of subscription agreement (the “Subscription Agreement”) entered into between each of the Subscribers and the Company provides for the purchase by such Subscriber and the sale by the Company of the Common Stock and warrants described above. The Subscription Agreement contains representations and warranties of the Company and each Subscriber that are typical for transactions of this type.

The Subscription Agreement contains covenants on the part of the Company that are typical for transactions of this type, as well as the following covenants:

Price Protection

If, at any time prior to September 12, 2009, the Company issues or sells any shares of Common Stock or any warrants or other convertible security pursuant to which shares of Common Stock may be acquired at a price less than $0.35 per share (as the same may be adjusted as a result of a capital adjustment, such as, but not necessarily limited to, a stock split), then the Company shall promptly issue additional shares of Common Stock to the Subscribers, subject to certain exemptions, so that the actual price paid per share when divided by the total number of shares issued will result in an actual per share price paid by the Subscribers equal to such lower price (such actual per share price paid being the “Share Purchase Price”). Such adjustment shall be made successively whenever such an issuance is made.

Option Plan Restrictions

The Subscription Agreement provides that the only officer, director, employee and/or consultant stock option or stock incentive plan currently in effect or contemplated by the Company shall provide for no more than 40 million shares of Common Stock. No other plan may be adopted nor may any options not included in such plan be issued prior to September 12, 2009.

Piggy Back Registration Rights

Pursuant to the Subscription Agreement, the Company granted each Subscriber “piggyback” registration rights until September 12, 2009 with respect to the shares of Common Stock sold under the Subscription Agreement and the shares of Common Stock underlying the warrants sold under the Subscription Agreement.

Warrants

The Warrants contain provisions typical for transactions of this type, as well as the following:

Price Protection

If, at any time prior to September 12, 2009, the Company issues or sells any shares of Common Stock or any warrants or other convertible security pursuant to which shares of Common Stock may be acquired at a price less than the then current Share Purchase Price (the “New Issuance Price”), then the exercise price of the warrants shall be reduced, subject to certain exemptions, to an amount equal to the product of (i) the New Issuance Price and (ii) a fraction, the numerator of which is the then current exercise price of the warrants, and the denominator of which is the Share Purchase Price (prior to such dilutive issuance).

Maximum Exercise

The warrants contain limitations on exercise, including the limitation that the holder may not exercise its warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of Common Stock.

Call Right

If at any time the closing price of the Common Stock on its principal exchange is equal to or above $3.00, as adjusted for any stock splits, stock combinations, stock dividends and other similar events, for any 30 consecutive trading day period, then the Company shall have the right, but not the obligation, exercisable at any time within 5 trading days after the last of such 30 consecutive trading day period, on 20 trading days’ prior written notice, to accelerate the expiration date of the warrants to 5:30 P.M. (New York City time) on the trading day that is the 20th trading day after a warrant holder receives a call notice.

Cashless Exercise

In the event that the there is no effective registration statement registering the resale of the shares of Common Stock underlying the warrants prior to the two year anniversary of the issuance date of the warrants, the warrants may be exercised through a cashless exercise.

The foregoing is not a complete summary of the terms of the transaction described in this Item 3.02, and reference is made to the complete text of the form of subscription agreement and the form of warrant attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01.

Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No	Description

10.1	Form of Subscription Agreement
10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLCAN HOLDINGS, INC.

Dated: March 8, 2009	By:	/s/ PNINA FELDMAN
	Name:	Pnina Feldman
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No	Description

10.1	Form of Subscription Agreement
10.2	Form of Warrant